EXHIBIT 10.117B

                AMENDED AND RESTATED SECURED TERM PROMISSORY NOTE
                                   (Term Loan)


$1,304,766.25                    Dallas, Texas                     June 15, 2004

         FOR VALUE RECEIVED, the undersigned ("Borrower"), promises to pay to the order of WAMCO 32, LTD., ("WAMCO 32"), a Texas limited liability company, at P.O. Box 30018, Hartford, CT 06150-0018, or at such other address as the holder of this Amended and Restated Secured Term Promissory Note (this "Note") shall direct, the principal sum of ONE MILLION THREE HUNDRED AND FOUR THOUSAND SEVEN HUNDRED SIXTY-SIX DOLLARS AND 25/100 ($1,304,766.25), payable as follows:


         (a) $91,666.67 principal per month, plus interest as hereinafter provided, commencing on June 30, 2004 and continuing on the last day of each succeeding month through September 30, 2004;

         (b) $7,500.00 principal per month plus interest as hereinafter provided, commencing on October 31, 2004 and continuing on the last day of each succeeding month through January 31, 2005;

         (c) provided Borrower has achieved Revenues (as defined in Amendment Number Five to Loan and Security Agreement) of not less than $7,500,000 and EBITDA of not less than $2,200,000 for fiscal year 2004, which shall be measured and reported by February 1, 2005, $7,500.00 principal per month, plus interest as hereinafter provided, commencing on February 28, 2004 and continuing on the last day of each succeeding month until June 30, 2005 (the period from February 28, 2005 through June 30, 2005, being the "Principal Reduction Period");

         (d) $91,666.67 principal per month, plus interest as hereinafter provided, commencing on July 31, 2005 and continuing on the last day of each succeeding month until Maturity.

         In the event Borrower does not qualify for reduced payments during the Principal Reduction Period, the Note will be payable in the amount of $91,666.67 principal per month, plus interest as hereinafter provided, commencing on February 28, 2005 and continuing on the last day of each succeeding month until Maturity.

         The entire remaining unpaid principal balance of this Note, plus any and all accrued and unpaid interest, shall be due and payable on the earlier of:
(i) April 28, 2006 ("Maturity"), or (ii) the date the Loan and Security Agreement between the Borrower and WAMCO 32, dated as of February 28, 2001 (as the same as been amended, revised, or amended and restated from time to time, the "Loan Agreement") terminates by its terms or is terminated by either party in accordance with its terms. All initially capitalized terms used in this Note shall have the meanings ascribed thereto in the Loan Agreement unless specifically defined herein.

         This Note shall bear interest on the unpaid principal balance hereof from time to time outstanding at a rate equal to nine percent (9.0%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed. Accrued interest shall be payable monthly, in addition to the principal payments provided above, commencing on June 30, 2004, and continuing on the last day of each succeeding month.

         Principal of, and interest on, this Note shall be payable in lawful money of the United States of America. If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

         In the event any payment of principal or interest on this Note is not paid in full when due, or if any other Default or Event of Default occurs under the Loan Agreement or any other present or future instrument, document, or agreement between the Borrower and WAMCO 32, WAMCO 32 may, at its option, at any time thereafter, declare the entire unpaid principal balance of this Note plus all accrued interest to be immediately due and payable, without notice or demand. Without limiting the foregoing, and without limiting WAMCO 32's other rights and remedies, in the event any installment of principal or interest is not paid in full on the due date or within a fifteen (15) day grace period following the due date, the Borrower agrees that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom to WAMCO 32, and therefore the Borrower agrees to immediately pay to WAMCO 32 on the fifteenth day following the due date, an amount equal to 2.5% of the installment (or portion thereof) not paid, as liquidated damages, to compensate WAMCO 32 for the internal administrative expenses in administering the default. The acceptance of any installment of principal or interest by WAMCO 32 after the time when it becomes due, as herein specified, shall not be held to establish a custom, or to waive any rights of WAMCO 32 to enforce payment when due of any further installments or any other rights, nor shall any failure or delay to exercise any rights be held to waive the same.

         Until such time as the Obligation has been repaid in full, the Obligation shall be permanently prepaid immediately upon receipt by Borrower of any net cash settlement proceeds after payment of all costs and expenses related thereto, including attorney's fees (the "Settlement Proceeds") resulting from any and all claims brought by Borrower against Ross Systems, Inc. in the state of New York ,as of the date of this Note, as follows:

         (a) from June 30, 2004 through September 30, 2004, Borrower shall prepay the lesser of the outstanding principal balance of the Note or 35% of the Settlement Proceeds received during such period;

         (b) during the Principal Reduction Period, Borrower shall prepay the lesser of the outstanding principal balance of the Note or 70% of the Settlement Proceeds received during such period; and

         (c) from June 30, 2005 until maturity, the Borrower shall prepay the lesser of the outstanding principal balance of the Note or 85% of the Settlement Proceeds received during such period.

         All payments hereunder are to be applied first to costs and fees referred to hereunder, second to the payment of accrued interest and the remaining balance to the payment of principal. Any principal prepayment hereunder shall be applied against principal payments in the inverse order of maturity. WAMCO 32 shall have the continuing and exclusive right to apply or reverse and reapply any and all payments hereunder in its sole discretion.

         Borrower agrees to pay all costs and expenses (including without limitation reasonable attorney's fees) incurred by WAMCO 32 in connection with or related to the preparation and negotiation of this Note, or its enforcement, whether or not suit be brought. Borrower hereby further waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and Borrower hereby waives the benefits of any statute of limitations with respect to any action to enforce, or otherwise related to, this Note.

         This Note is secured by the Loan Agreement and all other present and future security agreements and financing statements between the Borrower and WAMCO 32. This Agreement is one of the Loan Documents as defined in the Loan Agreement, and nothing herein shall be deemed to limit any of the terms, provisions, conditions, stipulations, or agreements contained in the Loan Agreement or any other present or future document, instrument or agreement, between the Borrower and WAMCO 32, and all of WAMCO 32's rights and remedies hereunder and thereunder are cumulative.

         In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

         No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of WAMCO 32, and then only to the extent therein specifically set forth. If more than one person executes this Note, their obligations hereunder shall be joint and several.

         WAMCO 32 AND BORROWER HEREBY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:
(i) THIS NOTE; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN WAMCO 32 AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF WAMCO 32 OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH WAMCO 32 OR BORROWER.

         This Note is executed and delivered in renewal and extension of, but not in novation or discharge of the indebtedness evidenced by, that certain Secured Term Promissory Note dated February 28, 2001, in the principal amount of $5,500,000, payable to the order of Coast Business Credit, and sold and assigned to WAMCO 31, LTD. in May of 2003, and then transferred to WAMCO 32, LTD. in January of 2004, and executed by NOW Solutions, LLC, a Delaware limited liability company, which was converted into the Borrower pursuant to the filing of a Certificate of Conversion and an Agreement of Plan of Conversion with the Delaware Secretary of State on March 15, 2004, and includes a Loan Fee in the amount of $25,583.65.

         This Note is payable in, and shall be governed by the internal laws of, the State of Texas.

Now Solutions, Inc.,
a Delaware corporation


By:
    -----------------------------------
    By: Richard Wade
    Title: Chairman